ASSIGNMENT OF PARTNERSHIP INTEREST

THIS ASSIGNMENT made this 16 day of April, 2002, (“Assignment”) by and between WEA, INC., a Georgia corporation (“WEA”) and CHECKERS DRIVE-IN RESTAURANTS, INC., a Delaware corporation, successor by merger to Checkers Drive-In Restaurants of North America, Inc., a Nevada corporation (“Checkers”);

WITNESSETH

WHEREAS WEA and Checkers are all the partners of CHA PARTNERS, a Georgia general partnership (“CHA”);

WHEREAS WEA desires to sell, transfer and convey to Checkers and Checkers desires to purchase and receive all of WEA’s partnership interest and WEA’s undivided interest in the assets of CHA;

NOW THEREFORE, for and in consideration of the sum of Forty Thousand and No/100 ($40,000) Dollars in hand paid to WEA by Checkers contemporaneously herewith and other good and valuable consideration and the mutual covenants set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
Assignment of Partnership Interest.    WEA does hereby irrevocably assign, transfer and convey to Checkers all of its right, title and interest as a general partner of CHA including, but not limited to, its assets, goodwill, name and all rights WEA has, had, or may in the future have had under the Agreement of General Partnership for CHA Partners dated November 7, 1989.

2.	Continuation of Partnership Business. Checkers may continue to carry on the business of CHA under the partnership name without winding up the partnership affairs.

3.
Responsibility for Taxes or Share of Profits.    WEA shall be responsible for and pay all federal and state income taxes on WEA’s share of the profits of CHA for the fiscal year ending December 31, 2002 as well as such other taxes as may be assessed against WEA.

4.
Mutual Release.    The execution and delivery of this Assignment by WEA and the acceptance thereof by Checkers shall operate as a full, final and complete mutual release and discharge of all past, present or future claims and obligations whatsoever as between WEA on the one hand and CHA and Checkers on the other including, but not limited to, any claim or right WEA may have to all or any portion of the sum being paid to CHA by Nicholson & Company on behalf of the Cobb County-Marietta Water Authority, Marietta Board of Lights and Waterworks, et al., for an easement and the relocation of certain signs located on the premises of the Checker’s Restaurant located at 41 Cobb Parkway, S. E., Marietta, Cobb County, Georgia 30062.

WHEREFORE the parties hereto, by and through their duly authorized officers, have caused this Assignment to be executed and their seals affixed intending to be fully bound as the day and year first above written.

“WEA”
WEA, Inc., a Georgia corporation

Witness
By:

Notary Public	Name:

Title:

[CORPORATE SEAL]

“Checkers”
Checkers Drive-In Restaurants, Inc.,
Successor by merger to
Checkers Drive-In Restaurants of North
America, Inc., a Nevada corporation
/s/ REANNA J. JERKEN

Witness

/s/ DIANNE M. AUSTIN

Notary Public	By:	/s/ BRIAN R. DOSTER

	Name:	Brian R. Doster

	Title:	Vice President, Corporate Counsel and Secretary

[CORPORATE SEAL]

WHEREFORE the parties hereto, by and through their duly authorized officers, have caused this Assignment to be executed and their seals affixed intending to be fully bound as the day and year first above written.

“WEA”
WEA, Inc., a Georgia corporation
/s/ RICHARD E. DICK

Witness
/s/ SIMMONS	By:	/s/ JAMES L. JOHNSON

Notary Public	Name:	James L. Johnson

	Title:	President

[CORPORATE SEAL]

“Checkers”
Checkers Drive-In Restaurants, Inc.,
Successor by merger to
Checkers Drive-In Restaurants of North
America, Inc., a Nevada corporation

Witness

Notary Public	By:

Name:

Title:

[CORPORATE SEAL]